EXHIBIT 21.1

List of Subsidiaries

As of March 17, 2025

Subsidiary	Jurisdiction of Incorporation
FourCubed Acquisition Company, LLC	Delaware
FPSV Holdings Ltd.	Israel
Jarga BV	Netherlands
Management and Investment Company Bohera B.V.	Netherlands
MTS Asia ltd.	Hong Kong
SharpLink Gaming Ltd.	Israel
SharpLink, Inc.	Minnesota
SHGN Acquisition Corp.	Delaware
SLG 2 Holdings, LLC	Delaware
SLG1 Holdings, LLC	Delaware
SportsHub PA, LLC	Pennsylvania
SportsHub Reserve, LLC	Minnesota
Tabs Brazil	Brazil
Trendfront Marketing International Limited	Malta
Verdura BV	Netherlands
Vexigo Ltd.	Israel
Voltera V.O.F.	Netherlands